For Immediate Release

Contact:                 Willing Biddle, COO
James R. Moore, CFO
John T. Hayes, Controller
Urstadt Biddle Properties Inc.
(203) 863-8200

Urstadt Biddle Properties Inc.
Enters Into A New $50 Million Unsecured Revolving Credit Agreement

Greenwich, Connecticut,  February 15, 2008.  Urstadt Biddle Properties Inc. (“UBP”) (NYSE: UBA and UBP) announced that it has entered into a new $50 Million Unsecured Revolving Credit Agreement (“The Facility”) with The Bank of New York Mellon and Wells Fargo Bank N.A..  The agreement, gives UBP the option under certain conditions, to increase the Facility’s borrowing capacity up to $100 million.  The maturity date of the Facility is February 11, 2011 with two one year extensions at the Company’s option.  Borrowings under the Facility can be used for, among other things, acquisitions, working capital, capital expenditures, repayment of other indebtedness and the issuance of letters of credit (up to $10 million).  Borrowings will bear interest at UBP’s option of LIBOR plus 0.85% or The Bank of New York Mellon’s prime lending rate plus 0.50%.  UBP will pay an annual fee on the unused commitment amount of up to 0.175% based on outstanding borrowings during the year.

The Facility contains certain representations, financial and other covenants typical for this type of facility.  UBP’s ability to borrow under the Facility is subject to its compliance with the covenants and other restrictions on an ongoing basis.  The principal financial covenants limit the Company’s level of secured and unsecured indebtedness and additionally require the Company to maintain certain debt coverage ratios.

Commenting on the financing transaction, Willing Biddle, UBP’s President and Chief Operating Officer said, “We are pleased to announce this new unsecured revolving credit facility.  In the currently challenging credit environment it is important that we have immediate access to funds at favorable terms and rates in order to help us capitalize on what we believe will be an improving real estate acquisitions market in the near term.  We are proud to continue our over twenty year banking relationship with Bank of New York Mellon and are excited about our expanded relationship with Wells Fargo, one of the nation’s leading financial institutions, which has a particular expertise in real estate.”

UBP also has an existing $30 million secured revolving line of credit with The Bank of New York Mellon which matures in April 2008.  UBP is in the process of evaluating its options with regard to the secured facility.

Urstadt Biddle Properties Inc. is a self-administered equity real estate investment trust providing investors with a means of participating in ownership of income-producing properties with the liquidity of being listed on the New York Stock Exchange since 1969.  UBP owns or has interests in 40 properties containing approximately 3.9 million square feet of space and has paid 153 consecutive quarters of uninterrupted dividends to its shareholders since its inception.

Certain statements contained herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among other things, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors